Exhibit 10.4(B)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Amendment No. 1

Collaboration Agreement

This Amendment No. 1 is entered into as of November 19, 2014 (“Effective Date”), by and between Fred Hutchinson Cancer Research Center (FHCRC”), a Washington nonprofit corporation, and Juno Therapeutics, Inc., a Delaware corporation.

The parties agree as follows:

1. Background and Purpose. The parties previously entered into a Collaboration Agreement effective as of October 16, 2013 (the “Agreement”). They now wish to amend the Agreement as provided in this Amendment.

2. Amendments. As of the Effective Date, the Agreement is amended as follows:

2.1 Amendment to Section 3.11. Section 3.11 is deleted and replaced in its entirety with the following section:

3.11 Responsibility for Regulatory Submissions. (a) [***] will be responsible for all investigational new drug applications and other filings required by the FDA and any other in-country regulatory submissions and approvals (including an investigational new drug application (“IND”) under 21 Code of Federal Regulation, Part 312) (each an “RA”) required to conduct a Collaboration Project. Prior to commencement of any clinical trial that is part of a Collaboration Project, [***] will prepare and submit to the appropriate governmental authorities any RAs required under the laws of each jurisdiction where the clinical trial will be conducted. [***] will be the sponsor of any such RA and will be responsible for satisfying all sponsor obligations and other requirements of applicable governmental authorities except for sponsor obligations that are specifically transferred to [***] under the terms of this Agreement or the applicable Project Agreement. [***] agrees to cooperate with [***] and to provide [***] any other documents and information required by applicable laws and regulations or that [***] reasonably requests in connection with the preparation, filing and maintenance of any RA as more fully described in Section 7.

(b) Notwithstanding Subsection (a), for [***] clinical trials initiated by [***] will be the sponsor of any required RA and will carry out the responsibilities assigned to [***] under Subsection (a) unless otherwise provided in the applicable Project Agreement.

(c) The COG may appoint a Regulatory Affairs Committee to carry out its responsibilities with respect to RAs including its responsibilities under this Section 3.11 and Section 7.

2.2 Amendment to Sections 7.1, 7.2 and 7.3. Sections 7.1, 7.2 and 7.3 are deleted and replaced in their entirety with the following sections:

7.1 Meetings with Governmental Authorities. “RA Sponsor” means the party that is the sponsor of an IND or other RA under applicable law. With respect to any discussions with any governmental authority involving data from or the conduct of any Collaboration Project, the RA Sponsor in consultation with the COG will take the initiative in arranging such discussion. Formal meetings with governmental authorities concerning material matters relating to the design or conduct of or data from a Collaboration Project will be discussed and agreed upon in advance by the RA Sponsor, the party that is not the RA Sponsor and the COG. With the prior written consent of the COG, the party that is not the RA Sponsor will have the right to participate in any such formal meetings with governmental authorities relating to a Collaboration Project unless legally precluded from doing so.

7.2 Written Communications to Governmental Authorities. In addition to all documents otherwise required to be provided to the other party by this Agreement, the applicable Project Agreement and applicable law, the RA Sponsor agrees to promptly provide the COG and the other party with a copy of all material documents and other written or electronic communications related to any RA or Collaboration Project which it has submitted to any governmental authority including protocol amendments, information amendments, safety reports, adverse event reports, annual reports, investigator reports, reports of unanticipated problems involving risks to subjects or others, reports of serious or continuing noncompliance with applicable laws and regulations or the requirements of an institutional review board/ethics committee (“IRB/EC”) or reports of the suspension or termination of IRB/EC approval of human subjects research related to a Collaboration Project. To the extent reasonably possible, the RA Party agrees to seek and give due consideration to comments from the other party with respect to any material communication to any governmental authority that is related to any RA or Collaboration Project. Information provided under this Section 7.2 will be deemed Confidential Information (as defined in Section 8.1) of the party providing it as long as it otherwise qualifies as Confidential Information.

7.3 Notice of Governmental Action. Each party will promptly notify the COG and the other party of any of the following of which it becomes aware: (a) any correspondence from any governmental authorities related to a Collaboration Project or an RA that is received by that party, or its agents or affiliates, or by Participating Sites funded by that party; (b) investigations or site visits by any governmental authorities related to a Collaboration Project or RA whether announced or unannounced; (c) enforcement actions by any governmental authorities related to a Collaboration Project or RA; or (d) any action taken by any governmental authority regarding manufacturing of a product used in a Collaboration Project or that is the subject of a RA that would impact the safety of subjects in a Collaboration Project. Each party will consult and cooperate with the other party and the COG in responding to any such event, including providing documents, information and access as properly requested. Information provided will be deemed Confidential Information (as defined in Section 8.1) of the party providing it provided it otherwise qualifies as Confidential Information.

3. Capitalized Terms. Capitalized terms used in this Amendment that are not otherwise defined shall have the meanings assigned to them in the Agreement.

4. Construction. Except as amended by this Amendment, all of the terms of the Agreement are hereby ratified and confirmed and remain in full force and effect. This Amendment may not be modified or amended except by written agreement of the parties. If there is any inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will govern.

Agreed to as of the Effective Date.

Juno Therapeutics, Inc.		Fred Hutchinson Cancer Research Center

By	/s/ Hans Bishop	By	/s/ Mark Groudine

Its	President & CEO	Its	Acting President & Director

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